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                           CONSENT OF AMH GROUP LTD.
                              PETROLEUM ENGINEERS



AMH Group hereby consents to the reference to our reserve reviews dated March 20, 1997, March 7, 1996 and March 29, 1995 which were used to prepare the Evaluation of Certain Oil and Gas Properties Owned by Optima Petroleum Corporation as of December 31, 1996, December 31, 1995 and March 1, 1995, respectively, to the reference to AMH Group Ltd. as experts in the field of petroleum engineering.




                                                 AMH GROUP LTD.




                                                 /s/ Allan K. Ashton
                                                 -----------------------------
                                                 Allan K. Ashton, P. Eng.
                                                 President